COMPANY CONTACT:
                                      Checkpoint Systems, Inc.
                                      Craig Burns, Executive Vice President,
                                      Chief Financial Officer and Treasurer
                                      (856) 848-1800
                                INVESTOR RELATIONS CONTACTS:
                                      Christine Mohrmann, Jim Olecki
                                      Financial Dynamics
                                      (212) 850-5600

FOR IMMEDIATE RELEASE


                  CHECKPOINT SYSTEMS COMPLETES SALE OF BARCODE
                           SYSTEMS BUSINESSES TO SATO

Thorofare, New Jersey, January 30, 2006 - Checkpoint Systems, Inc. (NYSE: CKP), announced today that it has completed the sale of its barcode systems (BCS) businesses to SATO, a global leader in barcode printing, labeling, and EPC/RFID solutions for total consideration of $37 million in cash, plus the assumption by SATO of $5 million in liabilities. On December 22, 2005, the Company announced that it had reached a definitive agreement with SATO to acquire Checkpoint's BCS businesses around the world, as well as hand-held labeling solutions (HLS) in the United States. The final purchase price is subject to certain post-close adjustments relating to net operating assets.

William Blair & Company acted as financial advisor to Checkpoint in connection with the transaction.

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About SATO
SATO is a pioneer in the Automatic Identification and Data Collection (AIDC) industry and the inventor of the world's first electronic thermal transfer barcode printer. It revolutionized the barcoding industry by introducing the Data Collection System (DCS) & Labeling concept - a total barcode and labeling solution providing high quality barcode printers, scanners/hand-held terminals, label design software and consumables. SATO is one of the first in the industry to introduce a complete, multi-protocol EPC-compliant, UHF RFID solution.

SATO is publicly listed on the first section of Tokyo Stock Exchange in Japan. It has worldwide offices in the United States, Belgium, France, Germany, United Kingdom, Poland, Singapore, Malaysia, Thailand and China. For the fiscal year ended March 31, 2005, it reported revenues of US$575 million. For more information, contact SATO International at www.SATOworldwide.com.

About Checkpoint Systems
Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This presentation may include information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. These risks and uncertainties include, but are not limited to, the timing of the closing of the sale of the barcode systems businesses, if such closing will occur at all. Other factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

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